                                  EXHIBIT 23.1

Consent of Independent Auditors


The Board of Directors
Genesis Health Ventures, Inc.:

         We consent to incorporation by reference in the registration statement on Form S-8 for the Genesis Health Ventures, Inc. Amended and Restated Employee Stock Option Plan, Genesis Health Ventures, Inc. 1998 Nonqualified Employee Stock Option Plan, and Genesis Health Ventures, Inc. Retirement Plan of our reports, dated December 15, 1998, relating to the consolidated balance sheets of Genesis Health Ventures, Inc. and subsidiaries as of September 30, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1998 and the related financial statement schedule, which reports appear in the September 30, 1998 annual report on Form 10-K/A of Genesis Health Ventures, Inc.


/s/ KPMG LLP


Philadelphia, Pennsylvania
June 15, 1999



                                       -9-